UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2009

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Advisory Agreement Amendment

On October 23, 2009, in connection with the declaration of distributions, KBS Real Estate Investment Trust, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the advisory agreement. Pursuant to the amendment, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending November 30, 2009 exceeds the amount of the Company’s Funds from Operations (as defined below) from January 1, 2006 through November 30, 2009.

The advisory agreement defines Funds from Operations as funds from operations as defined by the National Association of Real Estate Investment Trusts plus (i) any acquisition expenses and acquisition fees expensed by the Company and that are related to any property, loan or other investment acquired or expected to be acquired by the Company and (ii) any non-operating non-cash charges incurred by the Company, such as impairments of property or loans, any other-than-temporary impairments of marketable securities, or other similar charges.

The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative Funds from Operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. From July 18, 2006 through January 31, 2007, the Advisor had advanced an aggregate of $1.6 million to the Company, all of which is outstanding as of October 23, 2009, for the payment of distributions and to cover its expenses, excluding depreciation and amortization, in excess of its revenues. No amount has been advanced since January 2007.

ITEM 8.01 OTHER EVENTS

Amended and Restated Dividend Reinvestment Plan

On October 23, 2009, the Company’s board of directors approved an amended and restated dividend reinvestment plan. Pursuant to the amended and restated dividend reinvestment plan, until the Company establishes an estimated value per share of common stock that is not based on the price to acquire common stock in a public offering, plan participants will acquire common stock at a price of $9.50 per share. Upon the Company’s announcement in a public filing with the Securities and Exchange Commission that the Company has established an estimated value per share of common stock that is not based on the price to acquire common stock in a public offering, plan participants will acquire shares of common stock at a price equal to the estimated value per share of the Company’s common stock.

The Company expects to establish an estimated value per share of common stock after the completion of its offering stage and to provide updated estimates of the per share value of its common stock from time to time thereafter. The Company’s offering stage will be complete when the Company is no longer offering equity securities – whether through its initial public offering or follow-on public or private offerings – and has not done so for 18 months. For the purpose of determining when the Company’s offering stage is complete, equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in KBS Limited Partnership, the Company’s operating partnership. The Company ceased offering shares of common stock in its primary public offering on May 30, 2008 and expects to establish an estimated value per share that is not based on the price to acquire common stock in a public offering in November 2009.

The amended and restated dividend reinvestment plan also provides a special termination provision for plan participants after the Company publicly announces a new estimated value per share. Under the amended and restated plan, a participant may terminate participation in the dividend reinvestment plan at any time by delivering to the Company a written notice. To be effective for any distribution, such notice must be received by the Company at least 10 business days’ prior to the last day of the month to which the distribution relates. In addition, and notwithstanding the preceding sentence, if the Company publicly announces in a filing with the Securities and Exchange Commission a new estimated value per share of its common stock, then a participant shall have no less than two business days after the date of such announcement to notify the Company in writing of the participant’s termination of participation in the dividend reinvestment plan, and the participant’s termination will be effective for the next date shares are purchased under the dividend reinvestment plan.

The Company also amended the notice provision of the dividend reinvestment plan to provide that the Company may amend or terminate the dividend reinvestment plan for any reason upon 10 days’ notice to the participants. The Company may provide this notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the participants.

Pursuant to the dividend reinvestment plan document in effect prior to this amendment and restatement, the provisions of the amended and restated dividend reinvestment plan discussed above are effective immediately. The amended and restated dividend reinvestment plan is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

4.1	Third Amended and Restated Dividend Reinvestment Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: October 28, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director